                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                 ____________


                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 1, 1995
                                                          -------------



                           ADDINGTON RESOURCES, INC.
                           -------------------------
              (Exact name of registrant as specified in charter)


    Delaware                       0-16498                    61-1125039
- ---------------                  ------------                --------------
(State or other                  (Commission                 (IRS Employer
jurisdiction of                  File Number)                Identification
 incorporation                                                    No.)


Route 180, Big Run Road
Ashland, Kentucky                                                41101
- -----------------------                                        ---------
(Address of principal executive offices)                       (Zip code)


Registrant's telephone number, including area code: (606) 928-3433
                                                    --------------


                                Not Applicable
                                --------------
                        (Former name or former address,
                        if changed since last report.)

Item 5.  Other Events.
- ---------------------

     As disclosed in the press release issued March 1, 1995 (attached as Exhibit 99.1), Addington Resources, Inc. (the "Registrant") announced that it received an offer from Larry Addington, Robert Addington, and Bruce Addington to purchase the Registrant's non-environmental businesses. Subject to certain conditions contained in the offer, the group offered to the Registrant to exchange the shares of the Registrant's common stock owned by the group (approximately 45% of the Registrant's outstanding shares), $5 million cash, and other consideration for the Registrant's coal and gold mining operations, its mining equipment manufacturing and licensing unit, citrus operations and smaller operations. The Registrant's Board of Directors authorized a special committee comprised of the Registrant's two outside directors to evaluate the offer and to select and retain an investment banking firm and independent legal counsel to assist the committee in the evaluation of the offer. A copy of the offer dated March 1, 1995 is attached hereto as Exhibit 99.2.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits
- ----------------------------------------------------------------------------

     (a)  Financial statements of business acquired.
          -----------------------------------------

          Not applicable.

     (b)  Pro Forma Financial Information.
          -------------------------------

          Not applicable.

     (c)  Exhibits.
          --------

          99.1 -- Press Release dated March 1, 1995.

          99.2 -- Letter dated March 1, 1995 to the Registrant from Larry Addington, Robert Addington, and Bruce Addington.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       ADDINGTON RESOURCES, INC.


                                       By  /s/ Kirby J. Taylor
                                         -------------------------------
                                         Kirby J. Taylor
                                         President

                                         Date: March 2, 1995

[LOGO OF WENZ-NEELY]

                                 Exhibit 99.1
                                 ------------



              About:    Addington Resources, Inc.
              Contact:  Kirby J. Taylor, president
                        (606) 928-3433

              FOR IMMEDIATE RELEASE
NEWS
RELEASE Group led by founder offers to acquire Addington Resources' non-environmental businesses

                   ASHLAND, Ky. (March 1, 1995) - Addington Resources, Inc.
              (NASDAQ National Market: ADDR) reported today it received an offer from the company's founder and his brothers to acquire all of the company's non-environmental subsidiaries. The board of directors appointed a special committee composed of two outside directors to evaluate the offer.
                   The group, composed of Chairman Larry Addington, Robert
              Addington and Bruce Addington, offered to exchange the shares of the company's common stock owned by the group, $5 million cash and other consideration for the company's coal and gold mining operations, its mining equipment manufacturing and licensing unit, citrus operations and other smaller operations. The Addington family owns approximately 45 percent of the company's approximately 15.9 million common shares currently outstanding.
                   If the transaction is consummated, the remaining company
              would consist of the company's environmental division, Addington Environmental, which operates or owns 10 landfills, six hauling companies and seven transfer stations in the Southeast. The environmental division, with revenues of $26 million through the third quarter of 1994, is the fastest growing segment of Addington Resources.
                   Completion of the transaction, if approved, is expected to take at least several months.
                   The offer states that completion of the transaction is
              contingent upon several items, including:

. The receipt of a fairness opinion regarding the transaction from an investment banking firm. The board of directors today authorized a special board committee to select and retain an investment banking firm and independent legal counsel to assist the committee in the evaluation of the offer

. Financing commitments obtained by the Addington family shareholders to provide working capital for the businesses they propose to own and operate, and to fulfill other commitments

. An Internal Revenue Service private letter ruling approving tax-free status for the transaction

.  The negotiation and execution of definitive transaction documents

. The obtaining of all necessary governmental, regulatory and third-party consents and releases required or desirable to effect the transaction

. Shareholder approval, including by a majority of the non-Addington family shareholders.

     In addition to the shares offered to the company, the Addington family would distribute $5 million cash to Addington Environmental, and would direct to the company half of the royalties collected under the Joy Technologies agreement licensing the use of highwall mining machines.
     The assets and liabilities of each Addington Resources subsidiary would generally be retained by each entity after the transfer.
     No assurances can be given concerning whether a transaction will be consummated.
     Addington Resources expects total 1994 revenues in the range of $150 million. Through nine months ending September 30, 1994, revenues were $115 million and the net loss for the nine months ending September 30, 1994, was $7.4 million, which reflects one-time restructuring charges of approximately $21 million.
     The company consists of four primary subsidiaries and several other operations.
     Addington Environmental operates or owns 10 landfills, six hauling companies and seven transfer stations in Kentucky, North Carolina, Georgia and Florida. Environmental revenues were $25 million in fiscal year 1993, and were $26 million through the nine months ending September 30, 1994.
     Mining Technologies, Inc. oversees the company's contract mining operations and administers a licensing agreement with Joy Technologies, Inc., which manufactures and leases the patented highwall mining machinery developed by Addington Resources. Additionally, Addington Resources mines and markets coal from four eastern Kentucky mines. Mining revenues through nine months ending September 30, 1994, were $89 million.
     Addwest Minerals, Inc., the company's gold mining subsidiary with operations in the western United States, began mining gold in December.
     The company also has a citrus-growing subsidiary in the western Caribbean country of Belize. This subsidiary was put up for sale as part of the corporate restructuring announced in October 1994.
     "The company has made substantial progress in many areas since we announced restructuring steps in the fall of 1994," said Addington Resources President Kirby J. Taylor. "We will continue taking actions necessary to implement the restructuring plan outlined last October."
     The company expects to release its 1994 earnings at 4 p.m., Monday, March 6.
     The stock of Addington Resources, Inc., is traded on the NASDAQ National Market System under the symbol ADDR.

                                    #  #  #

                                                                    EXHIBIT 99.2
                                                                    ------------
                              LARRY C. ADDINGTON
                            1500 NORTH BIG RUN ROAD
                         ASHLAND, KENTUCKY 41102-9527

                                 March 1, 1995

Addington Resources, Inc.
Attn: Board of Directors
1500 North Big Run Road
Ashland, Kentucky 41102-9527

Gentlemen,

     Larry, Robert and Bruce Addington (collectively, the "Addington Brothers") propose to split up the businesses of Addington Resources, Inc. ("ARI") between the Addington Brothers and the remaining ARI shareholders on the following terms:

     1. The following second and third tier ARI subsidiaries would be split off from ARI to the Addington Brothers in exchange for all of their shares of ARI common stock in a tax-free transaction under IRC (S)(S) 355, 361 and 368(a)(1)(D): Addington Mining, Inc., Addwest Mining, Inc., Addwest Transport, Inc., Mining Technologies, Inc., Addwest Minerals, Inc., Tennessee Mining, Inc., New River Lime, Inc., Belize River Fruit Company, and Barton Creek Farms, Inc. (collectively, the "Coal Division Companies").

     2. Prior to the closing of the split off, the Addington Brothers would contribute $5,000,000.00 in cash to ARI's capital. This capital would remain with ARI in the split off.

     3. All liabilities and obligations of the Coal Division Subsidiaries would go with the Coal Division Subsidiaries in the split off. All liabilities and obligations of ARI and the non-Coal Division Subsidiaries would remain liabilities and obligations of ARI and the non-Coal Division Subsidiaries. Prior to the closing, all assignments, assumptions and releases would be obtained to effect such split up of the obligations and liabilities of ARI and its subsidiaries.

     4. All guarantees of obligations or liabilities of ARI and its non-Coal Division Subsidiaries by the Addington Brothers or the Coal Division Subsidiaries would be released at or prior to the closing. All guarantees of obligations or liabilities of the Coal Division Subsidiaries by ARI or the non-Coal Division Subsidiaries would be released at or prior to the closing.

     5. All intercompany debts and obligations between ARI and the non-Coal Division Subsidiaries, on the one hand, and the Coal Division Subsidiaries, on the other hand, would be canceled or otherwise terminated.

     6. ARI and the non-Coal Division Subsidiaries would provide the Coal Division Subsidiaries, the Addington Brothers, and their respective directors, officers and agents with a general release and would agree not to bring any action against such persons and entities. The Addington Brothers and the Coal Division Subsidiaries would provide ARI, its non-Coal Division Subsidiaries, and their respective directors, officers and agents with a general release and would agree not to bring any action against such persons and entities.

    7. Certain assets, such as the Joy Technologies licensing agreement, the Tri-State Airport Lease, the helicopter, and the ARI headquarters in Ashland, Kentucky, would be identified as assets belonging to the Coal Division Subsidiaries and any interest in such assets held by ARI and the non-Coal Division Subsidiaries would be assigned or released prior to the closing. The Addington Brothers would be willing to remit fifty per cent of the net revenues received from the Joy Technologies licensing agreement to ARI as a part of the consideration in this transaction.

     8. If the closing of the transaction occurs before the remaining outstanding stock grants issued to ARI employees under the 1989 Stock Grant Plan vest on November 18, 1995, all such grants shall be accelerated to the date of closing so that all such employees, including those employed by the Coal Division Subsidiaries, will receive the shares of ARI Common Stock subject to these outstanding grants.

     Any offer to undertake the split off transaction described above would be contingent upon the negotiation and execution of definitive transaction documents, appropriate financing for the Addington Brothers, the approval of the transaction by ARI's outside directors, the obtaining of a fairness opinion from a financial advisor, the obtaining of a favorable tax ruling with respect to the tax free nature of the split off, the approval of the transaction by ARI's shareholders (excluding the Addington Brothers), and the obtaining of all necessary governmental, regulatory and third party consents and releases required or desirable to effect the split off transaction.

     This proposal shall expire August 31, 1995, or upon the execution of a definitive Agreement between the parties, whichever occurs first.

     If the foregoing is a proposal you would like to consider, please so indicate by return mail and we will begin negotiation of a definitive agreement.

                                             Very truly yours,

                                             Addington Brothers


                                             By:   /s/ Larry Addington
                                                -----------------------
                                                    Larry Addington


                                                  /s/ Robert Addington
                                                ------------------------
                                                     Robert Addington


                                                  /s/ Bruce Addington
                                                ------------------------
                                                     Bruce Addington


                                      -3-